Exhibit 10.38

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, the Plan reserves to the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) the authority to amend the Plan; and

WHEREAS, the Company has determined that it is desirable to amend the Plan to (i) require that payment of amounts deferred under the Plan attributable to services performed on and after January 1, 2009, be made when the Participant vests in those amounts; (ii) provide that payment of all amounts accrued under the Plan prior to January 1, 2009, be made on or before December 31, 2017; and (iii) comply with the final regulations issued under Internal Revenue Code Section 409A.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective January 1, 2009, in the following particulars:

1. The preface to the Plan is amended to read as follows:

Royal Caribbean Cruises Ltd. (“Company”) previously established the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (“Plan”) for a select group of management or highly compensated employees, effective January 1, 1994.

The purpose of this Plan is to provide to the selected executives the benefit lost under the Royal Caribbean Cruises Ltd. et al Retirement Plan due to the change in section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”) effective January 1, 1994. This Plan document contains amendments adopted through December 31, 2008.

With respect to amounts credited hereunder that are subject to Code Section 409A and any regulations and other official guidance issued thereunder (generally, amounts credited on and after January 1, 2005, and the earnings thereon), applicable provisions of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts credited hereunder that are not subject to Section 409A (“Grandfathered Funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such Grandfathered Funds.

2. The following Section 1.11 is added to the Plan and the remaining Sections and internal cross-references are re-numbered accordingly:

1.11 Grandfathered Funds means amounts credited under the Plan before January 1, 2005 (and the earnings credited thereon before, on or after January 1, 2005) for which (i) the Participant had a legally binding right as of December 31, 2004, to be paid the amount, and (ii) such right to the amount was earned and vested as of December 31, 2004 and was credited to the Participant’s Account hereunder.

3. The following Section 1.16 is added to the Plan and the remaining Sections and internal cross-references are re-numbered accordingly:

1.16 Specified Employee means a Participant who, as of the date of such Participant’s Termination of Employment, is a key employee (as defined under Code Section 416(i)) of the Company at any time during the twelve (12) month period ending on the specified employee identification date. For purposes of determining Specified Employees, the specified employee identification date shall be December 31 and the definition of “compensation” shall be the amount to be reported as wages, tips, or other compensation in Box 1 on the Participant’s Form W-2 for income tax purposes for the Plan Year, including amounts that are not currently includible in the Participant’s gross income by reason of the application of Sections 125 or 132(f) of the Code, and excluding any severance pay paid during such Plan Year. This definition of compensation is not taken into account for purposes of calculating benefits under the Plan, and is used solely for purposes of identifying Specified Employees.

4. Section 1.17 is amended to read as follows:

1.17 Termination of Employment means the Participant’s separation from service with the Company or other separation from service as described in Code Section 409A and the regulations thereunder.

5. Section 5.1 is amended to read as follows:

5.1	Payment of Benefit. Except in the event of death, all elections must be made at least twelve months prior to the commencement of payment; provided, however, that on and after January 1, 2005, all elections with respect to amounts deferred under the Plan that do not constitute Grandfathered Funds must be made in accordance with the requirements of Code Section 409A and related official guidance. A Participant’s election under the Plan may be different than such Participant’s election made under the Retirement Plan.

A.	Form of Payment upon death, Disability or other Termination of Employment:

All benefits shall be payable in the form of a single lump sum.

B.	Time of Payment:

At the election of the Participant, upon death, Disability that meets the definition of disability under Treasury Regulation § 1.409A-3(i)(4), or other Termination of Employment, the benefit described in Subsection A shall be paid either (1) as soon as administratively possible following such event; or (2) on the January 1 following the year in which such event occurs; or (3) in a specific month and year. Other than by reason of death, if a Participant fails to make an election under this subparagraph B or otherwise does not have an election on file as of a date an election is required by Code Section 409A and related official guidance, the benefit shall be paid twelve months and one day (or as soon thereafter as is reasonably practicable) after the date a Disability that meets the definition of disability under Treasury Regulation § 1.409A-3(i)(4) is determined, or other Termination of Employment.

Effective January 1, 2009, at the discretion of the Company, benefits accrued under the Plan for Plan Years beginning on and after January 1, 2009, shall be paid to the Participant in the first payroll of the Plan Year following the year in which the Participant vests in the benefit under the Plan, provided that the Participant is employed on the first day of the Plan Year following the year in which the Participant vests in the benefit.

C.	Change in Time of Payment:

With respect to Grandfathered Funds, a Participant may elect (on election forms designated by the Company) a timing of payment in lieu of the timing elected pursuant to Section 5.1(B) above provided such election shall not take effect until the date that is one year after the election is made (provided the Participant is an employee on such date).

With respect to amounts deferred under the Plan that do not constitute Grandfathered Funds, a Participant may elect (on election forms designated by the Company) a timing of payment in lieu of the timing elected pursuant to Section 5.1(B) above; provided, however, that:

(i)	payment under such new election shall not be earlier than the date that is five years after the original distribution date; and

(ii)	such election shall not take effect until the date that is one year after the election is made (provided the Participant is an employee on such date); and

(iii)	such election is at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that if any such election is made during the calendar year ending on December 31, 2008, the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

D.	Distribution for Specified Employees Upon Termination of Employment:

Notwithstanding anything herein to the contrary, and solely with respect to amounts deferred under the Plan that do not constitute Grandfathered Funds, payment shall not be made to any Participant who is a Specified Employee as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant).

E.	Latest Distribution Date for Amounts Accrued Prior to January 1, 2009:

Notwithstanding the foregoing, all benefits accrued under the Plan for a Participant for Plan Years beginning prior to January 1, 2009, shall be paid no later than December 31, 2017.

IN WITNESS WHEREOF, this Amendment is being executed as of the 11th day of November, 2008.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ Bradley Stein	By:	/s/ Maria R. Del Busto
	Bradley Stein		Maria R. Del Busto
	Vice President, General Counsel/ Secretary		Vice President and Global Chief Human Resources Officer